December 29, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Hennessy Cornerstone Growth Fund, the Hennessy Cornerstone
Mid Cap 30 Fund, the Hennessy Cornerstone Large Growth Fund, the Hennessy Cornerstone Value Fund, the
Hennessy Total Return Fund, the Hennessy Balanced Fund, the Hennessy Japan Fund, and the Hennessy
Japan Small Cap Fund (the “Applicable Funds” within Hennessy Funds Trust) (Commission File Number
811-07168) and, under the dates of December 22, 2016 and December 23, 2015, we reported on the financial statements of the Applicable Funds as of and for the years ended October 31, 2016 and 2015. On September 11,
2017, our appointment as independent public accountant was terminated.

We have read the statements made by the Applicable Funds included under Sub-Item 77K of Form N-SAR dated
December 29, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Applicable Funds’ statement that the Audit Committee of the Board of Trustees engaged Tait, Weller &
Baker LLP and the Applicable Funds’ statements made in the third paragraph.

Very truly yours,

/s/ KPMG LLP